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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Church & Dwight Co., Inc.

2004

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

MAY 6, 2004

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

NEW LOCATION FOR OUR MEETING

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 6, 2004.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the “Company”) will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 on Thursday, May 6, 2004 at 11:00 a.m., to consider and take action on the following:

1.	Election of four persons to serve as Directors for a term of three years.

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company’s 2004 financial statements.

3.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 12, 2004 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

A list of stockholders entitled to vote will be available for inspection by interested stockholders during ordinary business hours at the offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543, commencing on April 26, 2004.

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel

and Secretary

Princeton, New Jersey

April 1, 2004

YOU MAY VOTE YOUR PROXY THREE DIFFERENT WAYS: BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS. YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE CHOOSE “ABSTAIN” IN THE VOTING SELECTION WHEN RESPONDING.

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

From North

Take the New Jersey Turnpike South to Exit 9 (New Brunswick).

After the toll, stay right; take Route 18 North 1/2 mile.

From Route 18, take Route 1 South 18 miles. Exit Alexander Road East.

Proceed two traffic lights and turn right into Carnegie Center.

Take first right into hotel entrance.

From South

Take I-295 north to Exit 67A (Route 1 North-New Brunswick).

Proceed on Route 1 North 3 1/2 miles to Princeton area, exit right to Alexander Road East.

At traffic light make right onto Alexander Road East.

Proceed to next traffic light and make another right.

Hotel entrance is on right.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

April 1, 2004

PROXY STATEMENT

PROXIES AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 6, 2004 (the “Annual Meeting”) and at any adjournment thereof.

The securities entitled to vote at the meeting consist of the Company’s Common Stock. Each stockholder of record at the close of business on March 12, 2004 is entitled to vote in accordance with the Company’s Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”). At last year’s annual meeting held on May 8, 2003, shareholders voted to eliminate time-phased voting rights. Generally, time-phased voting rights provided that each share of Common Stock beneficially owned by the same person for a period of 48 consecutive months was entitled to four votes per share. As a result of the elimination of time-phased voting rights, at the Annual Meeting, each share of Common Stock beneficially owned on March 12, 2004 will be entitled to one vote per share. The number of shares outstanding at the close of business on March 12, 2004 was 40,972,457.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting and all proxies will be voted, if no contrary instruction is indicated on the proxy, FOR the election of the nominees described herein and FOR ratification of the appointment of Deloitte & Touche as independent auditors.

The presence, in person or by proxy, of the holders of record of such number of shares of Company Common Stock as are entitled to cast a majority of the votes at the meeting, constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the voting for the election of directors. Any other matters that may be acted upon at the meeting, including the ratification of accountants, will be determined by the affirmative vote of the holders of a majority of the votes of the shares having voting power represented in person or by proxy at the meeting and entitled to vote. An abstention is counted in the same manner as a vote against and a broker “non-vote” generally has no effect on the voting on these matters.

The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone by Company employees who will not be additionally compensated. All costs shall be paid for by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $8,500 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

This Proxy Statement and enclosed form of Proxy and Stockholder Certification Form are first being mailed to stockholders on or about April 1, 2004.

The Company’s Certificate of Incorporation provides for the division of the Board of Directors into three classes, each class equal or as nearly equal in number as possible, with the Directors in each class serving for a term of three years. At the Annual Meeting, four Directors will be elected to serve until the 2007 annual meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

It is not anticipated that any of the nominees will become unavailable to serve as Directors for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company’s Certificate of Incorporation and By-Laws. Information concerning the nominees and the continuing members of the Board of Directors is set out below:

Standing for Election — May 6, 2004

Current Term Expires in 2004

ROBERT H. BEEBY

Mr. Beeby, 71, retired in 1991 as President and Chief Executive Officer of Frito-Lay, Inc., the nation’s largest manufacturer of snack food. Prior to that, he served as President and Chief Executive Officer of Pepsi-Cola International. He currently serves as a member of the Board of Directors of Modem Media. He has been a member of the Board since 1992 and is a member of the Governance & Nominating Committee of the Board.

J. RICHARD LEAMAN, JR.

Mr. Leaman, 68, retired in 1995 as President and Chief Executive Officer of S.D. Warren Company, a producer of coated printing and publishing papers. From 1991 through 1994 he was Vice Chairman of Scott Paper Company. He is on the Board of Directors of Pep Boys, Stonebridge Financial Corporation and Chairman of the Board of Elwyn, Inc. He has been a Director of the Company since 1985, serves as Chairperson of the Audit Committee and is a member of the Executive Committee of the Board.

DWIGHT C. MINTON

Mr. Minton, 68, is Chairman Emeritus of the Board. After serving 26 years as Chief Executive Officer, he retired in 1995, serving as non-executive Chairman of the Board. In February 2001, he was elected Chairman Emeritus of the Board. He currently serves as Trustee and Treasurer of the National Environmental Education and Training Foundation, Trustee and Treasurer of the National Parks Conservation Association, Trustee of Morehouse College, and is a Director of Crane Co. He has been a Director of the Company since 1965.

JOHN O. WHITNEY

Mr. Whitney, 75, is a Professor Emeritus of Management Practice at Columbia Business School. He currently serves as a member of the Board of Directors of the Turner Corporation. He also serves as Advisory Director of Newsbank and is a member of the Advisory Board of Allstar Marketing. He became a member of the Board in 1992 and currently serves on the Compensation & Organization Committee of the Board and during 2003, served as the Chairperson of the Governance & Nominating Committee of the Board. He is the designated independent presiding Director (the “Lead Director”) of the Board.

Continuing Directors

Current Term Expires in 2005

ROBERT A. DAVIES, III

Mr. Davies, 68, is the Chairman of the Board and Chief Executive Officer of the Company. From 1995 until February 2001, when he was elected Chairman of the Board, he served as the President of the Company. Mr. Davies was also with the Company from 1969 to 1984 in various positions, including President and Chief Operating Officer from 1981 until 1984, during which time he also served on the Board of Directors. During the period 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He currently serves as a member of the Board of Directors of Footstar, Inc. He is a member of the Executive Committee of the Board.

ROSINA B. DIXON, M.D.

Dr. Dixon, 60, has been a consultant to the pharmaceutical industry since 1986. She is a Director of Cambrex Corporation, and Enzon Pharmaceuticals, Inc. She became a Director of the Company in 1979, and currently serves on the Governance & Nominating and Executive Committees of the Board. During 2003, Dr. Dixon was the Chairperson of the Compensation & Organization Committee of the Board.

ROBERT D. LEBLANC

Mr. LeBlanc, 53, was most recently President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and Executive Vice President and a Director of Handy & Harman’s parent company, WHX Corporation. Prior to joining Handy & Harman, he was Executive Vice President of Elf Atochem North America, a specialty chemicals company. He is a Director of Opinion Research Corporation. He became a Director of the Company in 1998 and is the Chairperson of the Compensation & Organization Committee of the Board.

LIONEL L. NOWELL, III

Mr. Nowell, 49, is Senior Vice President and Treasurer of PepsiCo, Inc., a global snack and beverage company, a position he has held since 2001. He also held the position of Executive Vice President and Chief Financial Officer from 2000-2001, and Senior Vice President and Controller from 1999-2000. Prior to joining PepsiCo, Inc., Mr. Nowell held various positions with RJR Nabisco, Inc., Diageo PLC — the Pillsbury Company, the Pizza Hut Division of PepsiCo, Inc., Owens-Corning Fiberglass Corporation, and General Motors, Inc. He is a Director of Pepsi Americas, Inc., and Advisor, Fisher College of Business, The Ohio State University. He became a Director of the Company on December 10, 2003 and is a member of the Audit Committee of the Board.

Current Term Expires in 2006

JOHN D. LEGGETT, III, PH.D.

Mr. Leggett, 61, is President of Sensor Instruments Co., Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental sensing instrumentation. He has been a Director of the Company since 1979 and currently is a member of the Executive and Compensation & Organization Committees of the Board.

JOHN F. MAYPOLE

Mr. Maypole, 63, is Managing Partner, Peach State Real Estate Holding Company, a family investment partnership. He is a member of the Board of Directors of Dan River Inc., Meridian Automotive Systems, Inc., MassMutual Financial Group, and National Captioning Institute, Inc. He became a Director of the Company in 1999 and is the Chairperson of the Governance & Nominating Committee of the Board. In 2003, he served as a member of the Audit Committee of the Board.

ROBERT A. MCCABE

Mr. McCabe, 68, is Chairman of Pilot Capital Corporation, whose business is providing equity financing for private companies. He is a member of the Board of Directors of the Atlantic Bank of New York and Thermo Electron Corporation. He is a Trustee of the Whitehead Institute for Biomedical Research, the American School of Classical Studies at Athens, the Thera Foundation and Athens College. He has been a Director of the Company since 1987 and is a member of the Audit Committee of the Board.

BURTON B. STANIAR

Mr. Staniar, 62, is Chairman of Knoll, Inc., a global office furnishings company. Prior to joining Knoll, he was Chairman of Westinghouse Broadcasting Co., a diversified media company. He was Director of Marketing for the Company in the mid 1970’s. He has been a Director of the Company since 1999 and is a member of the Governance & Nominating Committee of the Board.

Unless otherwise stated, each Director has engaged in the principal business indicated above for the past five or more years.

The Board of Directors

During 2003, there were eight meetings of the Board of Directors. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each Director attended at least 75% of the total number of meetings held by the Board of Directors and the total number of meetings held by all Committees of the Board on which such Director served. All Directors are expected to attend the Annual Meeting absent exceptional circumstances. Last year, ten of the eleven Directors attended the annual meeting.

Audit Committee.    During 2003, the Audit Committee was comprised of J. Richard Leaman, Jr. (Chairperson), John F. Maypole and Robert A. McCabe, and met fifteen times. The Committee’s functions include to (i) determine whether to engage, retain and dismiss the independent auditors, (ii) review the independence and qualifications of the independent auditors, (iii) consider and approve the range of audit and non-audit services and fees, (iv) review the adequacy of the Company’s system of internal accounting controls, including the internal audit function, (v) review the report by the independent auditors regarding the financial statements of the Company and (vi) monitor compliance with business conduct policies.

The Audit Committee has established a policy regarding the approval of audit and non-audit services provided by the independent auditors. Specifically, the Committee pre-approves all audit and non-audit services to be provided by the independent auditors for specific types of services within the following categories: audit services, including consents; comfort letters and reviews of registration statements and similar services relating to the audited financial statements of the Company; employee benefit plan audits; merger and acquisition due diligence; tax services and accounting consultations and support related to generally accepted accounting principles. In each case, the Committee sets annual baskets for the amount of such services which the Company would obtain from the independent auditors and requires management to report on the specific engagements to the Committee on a periodic basis and request any increased spending beyond the basket amounts.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A and is available on the Company’s website in the Investor Relations section at www.churchdwight.com. References to the Company’s website in this Proxy Statement are intended to be inactive textual references only. The Audit Committee’s Report appears on page 14. The Committee evaluates itself on an annual basis.

In 2004, the Audit Committee will be comprised of J. Richard Leaman, Jr. (Chairperson), Robert A. McCabe, and Lionel L. Nowell, III. The Board has determined in its business judgment that all of the members of the Committee are independent as defined under the New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines and that each member of the Audit Committee also satisfies the additional independence requirements under the rules and regulations of the Securities and Exchange Commission (“SEC”). Additionally, the Board has determined that each member of the Committee is financially literate and at least one member has accounting or related financial management expertise as defined by the NYSE listing standards. The Board has also determined that Mr. Nowell is qualified as an audit committee financial expert within the meaning of rules under the Securities Exchange Act and has been designated as such by the Board.

Compensation & Organization Committee.    During 2003, the Compensation & Organization Committee, comprised of Robert H. Beeby, Rosina B. Dixon (Chairperson), Robert D. LeBlanc and John D. Leggett, III, met six times. All of the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs that are administered by the Committee. Additionally, the Board has determined that all members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The functions performed by the Committee include to (i) oversee the design and administration of the Company’s compensation plans, (ii) review and recommend for approval by the Board the compensation of the Chief Executive Officer and other executive officers, (iii) review and approve corporate goals and objectives as they relate to Chief Executive Officer and other executive officer compensation and (iv) review and approve individual goals, objectives and compensation with respect to other officers of the Company. The Committee evaluates itself on an annual basis. A copy of the charter is attached to this Proxy Statement as Appendix A and is available on the Company’s website in the Investor Relations section at www.churchdwight.com. The Compensation & Organization Committee’s Report begins on page 12. In 2004, the Compensation & Organization Committee will be comprised of Robert D. LeBlanc (Chairperson), John D. Leggett, III and John O. Whitney.

Governance & Nominating Committee.    The Governance & Nominating Committee, comprised of Robert D. LeBlanc, Burton B. Staniar and John O. Whitney (Chairperson), met ten times during 2003. The functions performed by the Committee include to (i) establish criteria for the selection of candidates to serve on the Board, (ii) review and evaluate director candidates and make recommendations to the Board concerning nominees for election as members, (iii) consider questions of Board independence, (iv) make recommendations to the Board concerning executive officer succession, (v) oversee Board and Committee evaluations and (vi) recommend policies to the Board regarding corporate governance matters, including the Company’s Corporate Governance Guidelines. A copy of the charter is attached to this Proxy Statement as Appendix A and is available on the Company’s website in the Investor Relations section at www.churchdwight.com. In 2004, the Committee will be comprised of John F. Maypole (Chairperson), Robert H. Beeby, Rosina B. Dixon and Burton B. Staniar. The Board has determined that all members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Committee evaluates itself on an annual basis.

The Governance & Nominating Committee recommends to the Board nominations for membership to the Board of Directors. The Committee seeks director candidates based upon a number of qualifications, including such candidate’s independence, integrity, education, accountability, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships and high performance standards. The Committee considers and recommends candidates to the Board so that the Board collectively possesses a broad range of skills, knowledge and experience useful to the effective oversight of the Company’s business. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Committee will consider recommendations for director candidates from stockholders and Directors. Stockholder suggestions for nominees for director should be submitted in writing to the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Stockholder submissions should include the name and qualifications of the candidate and any supporting material that may be helpful and must be received by the Company no later than December 1, 2004 for consideration of the candidate at the Company’s annual meeting in 2005. Specific qualities and skills required by the Committee for directors are set forth in the Company’s Corporate Governance Guidelines. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Company’s Corporate Governance Guidelines are available on the Company’s website in the Investor Relations section at www.churchdwight.com.

Executive Committee.    The Executive Committee is comprised of Robert A. Davies, III, J. Richard Leaman, Jr., Rosina B. Dixon, and John D. Leggett, III. The Executive Committee, to the extent permitted by law, shall have and exercise all the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board shall otherwise provide.

Periodically, the Board meets in executive sessions without members of the Company’s management present. The Board also has a Lead Director who is responsible for chairing the executive sessions of the Board. For 2004, Mr. Whitney will continue in his role as Lead Director. Stockholders may communicate with non-management members of the Board by sending a letter to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence shall be logged in and forwarded to the Lead Director of the Board.

Independence

On March 12, 2004, the Board adopted Corporate Governance Guidelines that contain categorical standards of director independence that meet the listing standards of the NYSE as of the date of adoption. A copy of the guidelines is available on the Company’s website in the Investor Relations section at www.churchdwight.com.

No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. Notwithstanding the foregoing, none of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be an immaterial relationship with the Company:

•	A director’s or a director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with the Company;
•	A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from the Company for property or services in an amount which, in any fiscal year, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues, or
•	A director’s service as an executive officer of a charitable organization that received annual contributions from the Company that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

The Board has made the determination that ten of the Company’s non-employee Directors are independent under the NYSE rules and the Company’s Corporate Governance Guidelines. Each of these Directors also satisfies the categorical standards set forth above. The following Directors were determined to be independent: Robert H. Beeby, Rosina B. Dixon, J. Richard Leaman, Jr., Robert D. LeBlanc, John D. Leggett, III, John F. Maypole, Lionel L. Nowell, III, Robert A. McCabe, Burton B. Staniar and John O. Whitney.

Code of Conduct

The Company has adopted a Code of Conduct policy that applies to all employees, which includes the code of ethics for the Company’s principal executive officer, principal financial officer and principal accounting officer or controller within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The policy is available on the Company’s website in the Investor Relations section at www.churchdwight.com.

In addition, you may request a copy of our business conduct policy at no cost by writing or telephoning the Company at the following address or telephone number:

Church & Dwight Co., Inc.

469 North Harrison St.

Princeton, NJ 08543

Attention: Secretary

Telephone: (609) 279-7558

Executive Officers of the Company

Listed below are the names, ages and positions held with the Company (as of March 12, 2004) by each Executive Officer.

Name	Age		Position
Robert A. Davies, III	68	(1)	Chairman and Chief Executive Officer
Bradley A. Casper	44	(1)	Vice President; President-Domestic Personal Care Division
Mark G. Conish	51	(1)	Vice President Operations
Steven P. Cugine	41	(1)	Vice President, Human Resources; Acting President-Household Products Division
Zvi Eiref	65	(1)	Vice President Finance and Chief Financial Officer
Susan E. Goldy	49	(1)	Vice President, General Counsel and Secretary
Henry Kornhauser	71	(1)	Vice President Creative Services
Dennis M. Moore	53	(1)	Vice President Sales Consumer Products
Joseph A. Sipia, Jr	55	(1)	President and Chief Operating Officer Specialty Products Division
Gary P. Halker	53	(2)	Vice President Finance and Treasurer

(1)	Executive Officers serving for such term as the Board of Directors shall determine.

(2)	Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

Mr. Davies is the Chairman of the Board and Chief Executive Officer of the Company. From 1995 until February 2001, when he was elected Chairman of the Board, he served as the President of the Company. Mr. Davies was also with the Company from 1969 to 1984 in various positions including President and Chief Operating Officer from 1981 until 1984 during which time he also served on the Board of Directors. During the period 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He currently serves as a member of the Board of Directors of Armkel, LLC (“Armkel”), the joint venture between Kelso & Company (“Kelso”) and the Company, which was created to acquire certain consumer products businesses from Carter-Wallace, Inc. He also serves a director of Footstar, Inc. He is a member of the Executive Committee of the Board.

Mr. Casper joined the Company in March 2002 as Vice President; President-Domestic Personal Care Division. Since 1985, he had been with Procter & Gamble where, for the three years prior to joining the Company, he served as Vice President, Global Fabric Care, based in Cincinnati, Ohio. Previously, Mr. Casper served in several positions at Procter & Gamble, including General Manager, Hong Kong and China Hair Care, and in Japan in a variety of marketing positions. Prior to that, Mr. Casper served as a financial analyst at General Electric. In addition to his role with the Personal Care group, Mr. Casper serves as President and as a Director of Armkel. In November 2002, Mr. Casper became a Board member of the Cosmetic, Toiletry and Fragrance Association, a non-profit organization that supports the personal care industry.

Mr. Conish was appointed Vice President Operations in 1999. He joined the Company in 1975 and served in various management and director positions prior to becoming Vice President Manufacturing and Engineering in 1993. In 1994, he became Vice President Manufacturing and Distribution.

Mr. Cugine joined the Company in December 1999 as Vice President Human Resources. Since August 2002, he has assumed the additional responsibility of Acting President of the Household Products Division. From October 2000 to February 2002, Mr. Cugine also served as Acting President of the Specialty Products Division. Prior to joining the Company, Mr. Cugine was with FMC Corporation, where, since 1997, he served as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions in Philadelphia. Mr. Cugine held several positions after joining FMC in 1988 including Human Resources Manager in the Agricultural Products and Specialty Chemical Groups. Prior to that, he worked at the David Sarnoff Research Center in Princeton, New Jersey.

Mr. Eiref rejoined the Company in 1995 as Vice President Finance and Chief Financial Officer, a position he also held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance. Mr. Eiref is a Director of Armkel.

Ms. Goldy joined the Company in June 2003 as Vice President, General Counsel and Secretary. Prior to joining the Company, Ms. Goldy was Associate General Counsel for ARAMARK Corporation from April 2002 to May 2003, and was Senior Vice President and General Counsel of Delco Remy International, Inc. from February 1997 to April 2002. Prior to that time she was a partner at the law firm of Dechert LLP from 1993 and an associate from 1985.

Mr. Kornhauser joined the Company in 1997 as Vice President Creative Services. Prior to that time, Mr. Kornhauser was Chairman of the Board of Partners & Shevack, an advertising agency in which he was a principal. Prior to that he served as President of C.T. Clyne until 1980 when he became the Chairman and Chief Executive Officer of his own company, Kornhauser & Calene. In 1989, Kornhauser & Calene merged with Partners & Shevack.

Mr. Moore joined the Company in 1980 and in 1984 was elected Vice President Human Resources. In 1989, Mr. Moore became Vice President of Administration and in 1996 he became Vice President Corporate Business Development. In 1997, Mr. Moore was appointed Vice President/General Manager International Operations/Business Development. In February 2000, Mr. Moore was named Vice President Arm & Hammer Division Sales. In June 2000, he became Vice President Sales Consumer Products.

Mr. Sipia joined the Company in February 2002, as President and Chief Operating Officer of the Specialty Products Division. From 1977 he was with FMC Corporation, where most recently he was the General Manager of its Alkali Chemical business. Mr. Sipia had previously been the General Manager of FMC’s Hydrogen Peroxide business and before that held senior positions in Global Business Management, Marketing, and Operations in FMC’s Agricultural Products business.

Mr. Halker was appointed Vice President Finance and Treasurer in January 2003 and serves as the Company’s Chief Accounting Officer. He joined the Company in 1977 and in 1984 was appointed Controller. In 1993, Mr. Halker became Chief Information Officer and in 1994 he became Vice President and Chief Information Officer. In 1995, he became Vice President, Controller and Chief Information Officer.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning ownership of the Company’s Common Stock as of December 31, 2003 by each stockholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the Company’s Common Stock. The information contained in the following table is derived from reports filed by such persons with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares		Percent of Class(1)
Neuberger Berman, Inc. 605 Third Avenue New York, New York 10158-3698	5,431,143	(2)	13.26

Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, by each Executive Officer listed in the Summary Compensation Table on page 15, and by all Executive Officers and Directors as a group, as of March 12, 2004, is set forth in the table below and the footnotes that follow. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned as of such date.

	Amount and Nature of Beneficial Ownership				Deferred Compensation Plans (“Shares”)
Name	Shares(3)(4)		Percent of Class(1)	Stock Option Plans (Shares)
Robert H. Beeby	21,694		—	23,000	91
Robert A. Davies, III	58,751	(5)	1.65	627,057	125,067
Rosina B. Dixon	54,528	(6)	—	21,000	32,674
J. Richard Leaman, Jr.	23,617		—	21,000	11,640
Robert D. LeBlanc	13,705		—	17,000	91
John D. Leggett, III	748,940	(7)	1.88	23,000	5,833
John F. Maypole	6,000		—	13,000	7,839
Robert A. McCabe	23,193		—	23,000	10,855
Dwight C. Minton	203,634	(8)	—	80,000	1,291
Lionel L. Nowell, III	72		—	—	39
Burton B. Staniar	6,000		—	7,000	7,695
John O. Whitney	17,653		—	19,000	3,742
Bradley A. Casper	3,472	(9)	—	—	—
Zvi Eiref	221,411	(10)	1.03	204,100	20,190
Dennis M. Moore	46,962	(11)	—	14,100	49,141
Joseph A. Sipia, Jr.	2,391	(12)	—	—	—
All Executive Officers and Directors as a Group (21 Persons)	1,504,963	(13)	6.90	1,420,703	284,281

(1)	Applicable percentage of ownership is based solely on 40,972,457 shares of Common Stock outstanding as of March 12, 2004. Percentage is shown only if one percent or greater of the class. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 12, 2004 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Neuberger Berman, Inc. has sole voting power over 199,217 shares, shared voting power over 3,940,400 shares and shared investment power over 5,431,143 shares. With respect to the 3,940,400 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of these shares since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 3,940,400 shares over which Neuberger Berman, Inc. has shared voting power, 2,022,314 shares are beneficially owned by Neuberger Berman Genesis Fund Portfolio. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio. The 1,291,526 share difference in voting and investment power is a result of clients’ accounts over which Neuberger Berman, Inc. has shared power to dispose but not vote shares. The information in this note is derived from Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management, Inc. and Neuberger Berman Genesis Fund.

(3)	Does not include shares of Company Common Stock which each Director and each Executive Officer respectively, has rights to purchase, or will have such rights within 60 days from March 12, 2004, under the Stock Option Plan for Directors (see discussion on page 11) and the Company’s stock option plans (see discussion on page 13), which are reflected in the table in the column labeled Stock Option Plans (Shares). The shares included in the column labeled Stock Option Plans (Shares) are not entitled to vote at the Annual Meeting.

(4)	Does not include “shares” of Company Common Stock credited to the account of each Director in the Deferred Compensation Plan for Directors (see discussion on page 11) and credited to the account of each Executive Officer in the Deferred Compensation Plan for Officers (see discussion on page 13). These “shares” are reflected in the table in the column labeled Deferred Compensation Plans (“Shares”). Such shares are not entitled to vote at the Annual Meeting.

(5)	Includes Mr. Davies’ interest in 9,021 shares under the Church & Dwight Co., Inc. Profit Sharing Plan.

(6)	Includes 9,000 shares held by a trust for which Dr. Dixon, a Director, serves as co-trustee. Dr. Dixon holds shared voting power over such shares.

(7)	Includes 460,400 shares held by two trusts of which Mr. Leggett serves as co-trustee.

(8)	Includes 80,000 shares owned by Mr. Minton’s wife.

(9)	Includes Mr. Casper’s interest in 227 shares under the Church & Dwight Co., Inc. Profit Sharing Plan.

(10)	Includes Mr. Eiref’s interest in 11,152 shares under the Church & Dwight Co., Inc. Profit Sharing Plan and Mr. Eiref’s interest in 3,839 shares under the Church & Dwight Co., Inc. Employee Stock Purchase Plan.

(11)	Includes Mr. Moore’s, or his wife’s interest in 46,962 shares under the Church & Dwight Co., Inc. Profit Sharing Plan.

(12)	Includes Mr. Sipia’s interest in 253 shares under the Church & Dwight Co., Inc. Profit Sharing Plan and Mr. Sipia’s interest in 1,138 shares under the Church & Dwight Co., Inc. Employee Stock Purchase Plan.

(13)	Includes interest of Executive Officers in 96,450 shares under the Church & Dwight Co., Inc. Profit Sharing Plan. Includes interest of Executive Officers in 17,272 shares under the Church & Dwight Co., Inc. Employee Stock Purchase Plan.

Compensation of Directors

With the exception of the Lead Director, Directors who were not employees of the Company earned an annual retainer of $30,000 in 2003. The Lead Director earned an annual retainer of $40,000 in 2003. In addition, non-employee Directors earned $1,000 for each Board meeting attended. Each non-employee Director who was Chairperson of the Audit Committee, the Compensation & Organization Committee or the Governance & Nominating Committee earned an additional $2,000 for each committee meeting attended and all other non-employee Directors earned an additional $1,000 for each committee meeting attended. The annual retainers and attendance compensation for Directors is expected to remain the same for the year 2004. Non-employee Directors do not participate in any of the Company’s compensation plans. Directors’ compensation programs are described below. The compensation of each non-employee Director for 2003 did not exceed $48,000, with the exception of Mr. Minton (see Transactions with Management discussion on page 20).

Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner is recorded in a ledger account and is deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such account. Actual shares of Company Common Stock are not held in such account and as such, each participating Director has no voting or investment rights for such “shares”. Certain Directors have elected to defer compensation as described herein and as of December 31, 2003, the number of “shares” represented by amounts held in their Deferred Compensation Plan ledger accounts are as set forth in the table captioned “Amount and Nature of Beneficial Ownership” table on page 9.

Those Directors not electing to defer their compensation are paid pursuant to the provisions of the Compensation Plan for Directors (the “Compensation Plan for Directors”) which was adopted by the Board on December 13, 1995, approved by the stockholders at the annual meeting of stockholders held on May 9, 1996 and became effective January 1, 1996.

The Plan provides for the payment of Director’s compensation, in the form of Company Common Stock, at the end of the calendar year for which such compensation was earned. The number of shares paid is determined as follows: (i) on the first stock trading day in January, the retainer and meeting fees to be paid to each Director for that calendar year (see Compensation of Directors discussion above) are converted into shares of Company Common Stock, rounded up to the nearest whole share. (For example, if a Director is to receive $30,000 for the annual retainer and $1,000 for each board meeting attended and the closing price of Company Common Stock on the first trading day in January is $40.00 per share, then the compensation, calculated in terms of shares of Company Common Stock, would be 750 shares for the annual retainer, and 25 shares for each meeting attended); (ii) on the first stock trading day following the Company’s regularly scheduled board meeting in December, the compensation earned by each Director, in shares of Company Common Stock, is converted into dollars using the closing price of Company Common Stock on such day; and (iii) at such time each participant may elect to receive up to fifty percent of such determined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid are distributed by December 31 of such year.

Stock Option Plan for Directors.    On February 27, 1991, the Board of Directors of the Company adopted the Stock Option Plan for Directors (the “Stock Option Plan for Directors”), which was approved by the stockholders at the annual meeting of stockholders held on May 9, 1991 and became effective January 1, 1991. Stock options are granted to all non-employee Directors of the Company (the “Participant”) with the exception of Mr. Minton, a former employee, who began participation in the Stock Option Plan for Directors in January 2003 (see Transactions with Management discussion on page 20).

The Stock Option Plan for Directors authorizes the granting of options to purchase shares of Company Common Stock (the “Stock”) at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options may be exercised only by the Participant during his/her lifetime, and may only be transferred by will, the laws of descent and distribution, or upon approval of the Board of Directors.

Participants are granted an option to purchase 5,000 shares of Stock each year on the date on which the Company holds its annual meeting of stockholders during the term of the Stock Option Plan for Directors, with the exception that a Participant’s initial option grant shall be 6,000 shares of Stock.

The total number of shares that may be issued pursuant to options under the Stock Option Plan for Directors cannot exceed 1,000,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

The following report of the Compensation & Organization Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The following report of the Compensation & Organization Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.

Compensation Philosophy

In order to achieve its performance objectives, the Company believes that it must be able to attract, motivate and retain qualified people with appropriate talents, skills and abilities. Accordingly, the Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

It is the policy of the Committee to make a high proportion of executive officer compensation dependent on annual performance, long-term performance and on enhancing stockholder value. Executive officer compensation has both short-term and long-term components. Short-term components include base salary and annual incentive compensation. The long-term component includes stock option grants under the Company’s Stock Option Plans. Using external surveys as a guide, the level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Committee. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would compare its performance in the marketplace. Within the past few years the Committee has sought to adjust the mix of compensation by placing increased emphasis on the more variable, performance-based portion, such as incentive compensation and stock option grants, and less emphasis on the fixed portion, base salaries.

Base Salary and Annual Incentive Compensation

Executive Officer base salary is determined by comparing such Executive Officer’s base salary to that of his/her counterparts in the Company’s peer group as shown in the periodic external salary surveys. The factors used in the evaluation of the Executive Officer’s performance, include the level of responsibility and contribution to the achievement of the Company’s strategic operating objectives, including objectives specific to the individual Executive Officer.

Annual incentive compensation for Executive Officers is awarded under the Company’s Incentive Compensation Plan and is based on both Company and individual performance. For 2003 Company performance measures were organic sales growth, operating margin improvement, reduction of net debt and earnings per share growth. The incentive compensation pool may be increased or decreased from its par value depending upon the extent to which the Company’s performance surpasses or underachieves the organic sales growth and operating margin performance of a comparison group of companies. The Committee does not give any particular weighting to any of the measures and may also consider unusual or non-recurring factors in reaching its final determination of the size of the incentive compensation pool. Each individual Executive Officer’s annual incentive compensation is determined by the Committee using a previously determined percentage of base salary for each Executive Officer modified by a factor based on the evaluation of that Executive Officer’s performance. The Committee relies heavily, but not exclusively, on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company’s compensation objectives and policies to determine base salaries, overall incentive compensation pools and individual incentive compensation awards.

The Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company’s peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of the Executive Officer’s level of achievement of the specific performance-related goals or as a result of the Company’s level of performance relative to the comparison group of companies.

The base salary and incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page 15. In comparison with the Company’s peer group, base salaries plus incentive compensation, in the aggregate, paid to Executive Officers for 2003 are expected to be at or below the median level, reflecting the Committee’s evaluation of the performance of the Company and Executive Officers during 2003. Incentive compensation paid to Executive Officers for 2003 was approximately 84% of per value.

The long-term incentive component is in the form of stock options granted under the Company’s Stock Option Plans. The Company encourages participants in the plans to hold the shares of Company Common Stock so that the participants’ interest will continue to be aligned with the long-term interests of the stockholders of the Company.

Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period, which options vest 100% on the third anniversary of the grant, at the fair market value per share on the date of the grant. On June 16, 2003, options were granted to management employees, including Executive Officers, at $32.785 per share, the fair market value on the date of the grant. The number of options granted to an Executive Officer is based on a percentage of the Executive Officer’s salary, determined by the Committee considering the recommendation of the Human Resources Department, and the market price per share on the day of the grant. Stock options may also be granted to management employees including Executive Officers upon commencement of employment.

The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, in 1988 the Company adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations. Effective December 1, 1995 the Company amended the Deferred Compensation Plan to allow for the deferral of other compensation, in whole or in part, at the discretion of each Executive Officer.

Chief Executive Officer Compensation

Mr. Davies’ base salary for 2003 was increased to $621,000 in line with increases granted to salaried employees throughout the organization. Consistent with the Company’s compensation philosophy described earlier in this report Mr. Davies’ base salary remains below the median level with respect to the Company’s peer group and his incentive compensation bonus target remains at 100% of base salary, reflecting the Committee’s desire to place significant emphasis on his performance-based compensation such as incentive compensation and stock options.

In January 2004, the Committee reviewed the 2003 performance of the Company and Mr. Davies, and as a result, awarded Mr. Davies a bonus of 85% of base salary. This award reflected Mr. Davies role in the Company’s performance. Mr. Davies’ incentive compensation award for 2003 is expected to be slightly below the median level in comparison with the Company’s peer group, reflecting the Company’s compensation philosophy that places more emphasis on performance-based compensation.

In June 2003, Mr. Davies was granted 49,200 stock options at a price of $32.785, the fair market value on the day of the grant. The size of the option grant was determined by the formula described under “Long-Term and Other Compensation”.

The Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives for amounts greater than $1 million, unless certain conditions are met. Provided that the Company’s compensation objectives are met, it is the Committee’s intention that executive compensation be deductible for federal income tax purposes.

THE FOLLOWING MEMBERS OF THE COMPENSATION & ORGANIZATION COMMITTEE FOR THE CALENDAR YEAR ENDED DECEMBER 31, 2003, TOGETHER WITH THE CURRENT MEMBERS OF THE COMMITTEE, HAVE SUBMITTED THIS REPORT TO THE BOARD OF DIRECTORS:

2003	2004
Rosina B. Dixon, Chairperson	Robert D. LeBlanc, Chairperson
Robert H. Beeby	John D. Leggett, III
John D. Leggett, III	John O. Whitney

Dated: March 12, 2004

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company’s management has primary responsibility for preparing the Company’s financial statements and the Company’s financial reporting process. The Company’s independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and present fairly in all material respects the financial position of the Company.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The Audit Committee has discussed with the independent accountants the matters required by generally accepted auditing standards.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange, the Company’s Corporate Governance Guidelines and the rules and regulations of the SEC.

THE FOLLOWING MEMBERS OF THE AUDIT COMMITTEE FOR THE CALENDAR YEAR ENDED DECEMBER 31, 2003, TOGETHER WITH THE CURRENT MEMBERS OF THE COMMITTEE, HAVE SUBMITTED THIS REPORT TO THE BOARD OF DIRECTORS:

2003	2004
J. Richard Leaman, Jr., Chairperson	J. Richard Leaman, Jr., Chairperson
John F. Maypole	Robert A. McCabe
Robert A. McCabe	Lionel L. Nowell, III

Dated: March 12, 2004

Independent Auditor’s Firm Fees

Aggregate fees billed to the Company for the fiscal years ending 2003 and 2002 by the Company’s independent auditing firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2003	2002
Audit Fees	$686,375	$565,500
Audit-Related Fees	$613,190	$120,250

Subtotal	$1,299,565	$685,750
Tax Fees(a)	$365,214	$82,150
All Other Fees(a)	$29,850	—

(a)	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants’ independence, and has determined that these fees have not impaired such independence.

Executive Compensation

The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 2003, 2002 and 2001 to, or for, the Chief Executive Officer, and each of the next four highest paid Executive Officers of the Company who served as Executive Officers during the fiscal year ended December 31, 2003 and whose total annual salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation					Awards		All Other Compensation (2)(3)(4)
Name and Principal	Year	Salary	Bonus(1)		Other Annual Compensation		Securities Underlying Options	Securities Underlying SARS
Robert A. Davies, III Chairman and Chief Executive Officer	2003 2002 2001	$621,000 600,000 500,000	$525,000 660,000 601,500		— — —		49,200 121,500 128,500	— — —	$129,000 123,392 80,651
Bradley A. Casper Vice President; President, Domestic Personal Care	2003 2002 2001	$330,000 252,308 —	$143,400 216,000 —	(5)	— 23,623 —	(6)	11,100 29,500 —	— (7 —)	$38,127 17,766 —
Zvi Eiref Vice President Finance And Chief Financial Officer	2003 2002 2001	$333,300 322,000 260,000	$183,000 194,800 275,000		— — —		23,300 25.950 19.300	— — —	$59,302 63,633 42,495
Dennis M. Moore Vice President Sales Consumer Products	2003 2002 2001	$260,000 255,000 244,400	$95,400 145,800 161,600		— — —		13,100 10,600 14,100	— — —	$38,323 40,278 33,003
Joseph A. Sipia, Jr. President and Chief Operating Officer, Specialty Products Division	2003 2002 2001	$258,000 229,167 —	$106,600 132,600 —		— — —		16,500 25,000 —	— — —	$74,694 33,755 —

(1)	Other than with respect to Mr. Casper’s sign-on bonus (see note 5 below), represents incentive compensation payments under the Company’s Annual Incentive Compensation Plan as discussed on page 12.

(2)	Includes Company contributions, vested and unvested, under the Church & Dwight Co., Inc. Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 2003, 2002, and 2001, respectively: R.A. Davies, III $87,923, $87,154, $57,960; B.A. Casper $35,478, $17,409, —; Z. Eiref $39,494, $45,385, $30,713; D. M. Moore $27,807, $30,275, $27,524; and J. A. Sipia, $70,449, $26,399, —.

(3)

Includes compensation deferred pursuant to a deferred compensation agreement with the Company providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 2003, 2002 and 2001, respectively: R.A. Davies, III $13,973, $13,750, $9,900; B. A. Casper $1,950, —, —; Z. Eiref $4,916, $5,468, $2,700; D. M. Moore $6,233, $6,120, $2,232; and J. A. Sipia $1,740, $5,590, —.

(4)	Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 2003, 2002 and 2001, respectively: R.A. Davies, III $27,104, $22,488, $12,791; B.A. Casper $699, $357, —; Z. Eiref $14,892, $12,780, $9,082; D. M. Moore $4,283, $3,883, $3,247; and J. A. Sipia $2,505, $1,766, —.

(5)	Includes $40,000 sign-on bonus paid to Mr. Casper in connection with his commencement of employment.

(6)	Represents relocation expense reimbursement paid to Mr. Casper in connection with his commencement of employment.

(7)	Mr. Casper, among other participants, received an Equity Appreciation Award under the Armkel, LLC Equity Appreciation Plan (the “Armkel Plan”) in connection with his commencement of employment with both the Company and Armkel. The Equity Appreciation Award relates to 93,489 membership interests (each, an “Interest”) in Armkel and operates in a manner similar to a stock appreciation right. Upon the occurrence of a “Liquidation Event”, Mr. Casper is entitled to receive, for each vested Interest underlying the Equity Appreciation Award, an amount equal to the value of an Interest, as determined by the administering Armkel board committee (the “Committee”) on the date of the Liquidating Event, minus $15.82, the deemed value on the date of the award. Payment may be made in such form as selected by the Committee, including cash and subject to the Company’s approval, discounted stock options or restricted stock awards with respect to Company Common Stock or other Company securities. A “Liquidation Event” is either: (i) the sale, disposition or transfer (a “Sale”) of Armkel membership interests, after which Kelso no longer holds any membership interests or (ii) a Sale to an unaffiliated third party of all or substantially all of Armkel’s assets. The Equity Compensation Award vests in equal monthly amounts over a three-year period from October 1, 2001, provided Mr. Casper remains an employee of Armkel on each such monthly vesting date. If a Liquidation Event does not occur by September 29, 2008, then the Armkel Plan and all Equity Appreciation Awards then outstanding will automatically terminate and become void regardless of whether such awards have vested in whole or in part. Mr. Casper’s Equity Compensation Award will also become null and void, regardless of whether such award is vested in whole or in part, if he terminates his employment with Armkel and the Company prior to a Liquidation Event. However, in the event that, prior to a Liquidation Event, the Company and Armkel terminate Mr. Casper’s employment without “cause”, or if Mr. Casper terminates his employment with the Company and Armkel for “good reason” (as such terms are defined in Mr. Casper’s employment agreement, which is described in more detail on page 18), Mr. Casper will retain the vested portion of the Equity Compensation Award. As of December 31, 2003, 70,117 interests subject to Mr. Casper’s Equity Compensation Award have vested.

The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 2003 pursuant to the Company’s 2003 Stock Award Plan.(1) Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (10 Years)(2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	5% Annual	10% Annual
Robert A. Davies, III	49,200	8.67%	32.785	6/16/2013	$1,014,421	$2,570,742
Bradley A. Casper	11,100	1.95%	32.785	6/16/2013	228,864	579,985
Zvi Eiref	23,300	4.10%	32.785	6/16/2013	480,407	1,217,444
Dennis M. Moore	13,100	2.31%	32.785	6/16/2013	270,100	684,486
Joseph A. Sipia	16,500	2.91%	32.785	6/16/2013	340,202	862,139

(1)	The Company grants stock options under the 2003 Stock Award Plan, to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant. The options shown in the table above were granted on June 16, 2003.

(2)	These amounts assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the assumed rates. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of the Company’s Common Stock.

The following table sets forth information for the Company’s option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table on page 15, during 2003, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 2003, and (ii) values for in-the-money options, which represent the difference between the exercise price of such stock options and the price of Company Common Stock as of December 31, 2003.

AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR

ENDED DECEMBER 31, 2003 AND OPTION VALUES

AT DECEMBER 31, 2003

	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Davies, III	—	—	500,309	299,200	$13,428,222	$3,034,565
Bradley A. Casper	—	—	—	40,600	—	326,326
Zvi Eiref	—	—	184,800	68,550	4,847,780	610,721
Dennis M. Moore	115,800	2,931,902	—	37,800	—	368,960
Joseph A. Sipia, Jr.	—	—	—	65,000	—	509,638

(1)	Based on $39.60 per share, which was the last sale price of the Company Common Stock as reported by the New York Stock Exchange on December 31, 2003.

Employment Agreements; Change in Control Provisions

The Company entered into an Employment Agreement with Mr. Bradley A. Casper on March 18, 2002 regarding Mr. Casper’s employment with the Company as President of the Domestic Personal Care Division and as President of Armkel’s Domestic Division. The agreement provides for an initial annual base salary of $320,000; a “sign-on” bonus of $40,000; a “sign-on” grant of stock options to purchase 20,000 shares of Company Common Stock; an annual incentive compensation bonus target of 55% of annual base salary, such bonus amount not to exceed 110% of annual base salary; and certain other benefits generally made available to executives. Under Mr. Casper’s Employment Agreement, in the event that he is terminated without “cause” or if he terminates his employment for “good reason” (as such terms are defined in the agreement), during the 18 month period following such termination, he will receive an amount equal to 1.5 times his annual base salary and payment of his target annual incentive compensation bonus; continued coverage under the Company health and life insurance employee benefit plans for 12 months or until such earlier time that Mr. Casper receives comparable benefits from a subsequent employer; vesting of benefits (including Company contributions) in profit sharing and savings plans; and, if such termination occurs within the first three years of Mr. Casper’s employment, immediate vesting of all option grants. In addition, if such termination occurs prior to the sale of Kelso’s and the Company’s interest in Armkel, Mr. Casper will retain the vested portion of his Equity Appreciation Award in Armkel. In connection with the agreement, Mr. Casper agreed to certain confidentiality and non-competition provisions.

The Company entered into an Employment Agreement with Mr. Joseph A. Sipia, Jr. on February 1, 2002 regarding Mr. Sipia’s employment with the Company as President and Chief Operating Officer of the Specialty Products Division. The agreement provides for an initial annual base salary of $250,000; a “sign-on” grant of stock options to purchase 17,300 shares of Company Common Stock; an annual incentive compensation bonus target of 55% of annual base salary, such bonus amount not to exceed 110% of annual base salary; an additional 10% of compensation (base and bonus) paid in cash to the Company’s annual profit sharing program, which percentage will decrease to 7% at age 62, 4% at age 63 and 0% at age 64 and older; until Mr. Sipia reaches 61 years of age, an increase in the multiple of base salary (from 1.8 times to 2.1 times his annual base salary) that determines the number of stock options to be granted to him (the “Incremental Grant”); a special grant of options to purchase 7,700 shares of Company Common Stock (the “Special Grant”) and certain other benefits generally made available to executives. Under Mr. Sipia’s Employment Agreement, in the event that he is terminated without “cause” or if he terminates his employment for “good reason” (as such terms are defined in the agreement), during the 5-year period following such termination, he will receive the following amounts: for the first year, 3 times his annual base salary and payment of his target annual incentive compensation bonus; for the second year, 2.5 times his annual base salary and payment of his target annual incentive compensation bonus; for the third year, 2 times his annual base salary and payment of his target annual incentive compensation bonus; for the fourth year, 1.5 times his annual base salary and payment of his target annual incentive compensation bonus and for the final year, his annual base salary and payment of his target annual incentive compensation bonus, subject to 50% offsetting for any income received by Mr. Sipia during such 5-year period. If Mr. Sipia is terminated without “cause” or if he terminates his employment for “good reason,” he will also receive continued coverage under the Company health and life insurance employee benefit plans for 12 months or until such earlier time that Mr. Sipia receives comparable benefits from a subsequent employer; vesting of benefits (including Company contributions) in profit sharing and savings plans and the ability to continue vesting and exercising the stock options awarded under the Incremental Grant and Special Grant for up to three years. In connection with the agreement, Mr. Sipia agreed to certain confidentiality and non-competition provisions.

Under each of the Employment Agreements for Messrs. Casper and Sipia: (i) “cause” is defined as the executive’s dishonesty, fraud, willful misconduct, failure to substantially perform services or breach of fiduciary responsibilities to the Company; (ii) “good reason” is defined as a decrease in base salary or target annual incentive below 55% of base salary; required relocation more than 35 miles from the Company’s headquarters or current work location or demotion in title in each case following the occurrence of a “change in control”; or a material breach of the agreement by the Company; and (iii) a “change in control” is defined generally as meaning the acquisition by a person of securities having more than 50% of the voting power of the Company’s outstanding securities, a sale or other disposition of substantially all of the Company’s assets; any transaction in which the stockholders of the Company do not beneficially own at least 50% of the voting power of the surviving company; or a change in the composition of the Board over any 24-month period that is not approved by two-thirds of incumbent Board members, as a result of which incumbent Board members constitute less than a majority of the Board. Under Mr. Sipia’s Employment Agreement, a sale or spin-off of the Specialty Products Division from the Company also constitutes a “change in control.”

DISCLOSURE OF EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2003

The following table provides information on all existing Equity Compensation Plans as of December 31, 2003.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a)
Equity Compensation Plans Approved by Stockholders:
1983 Stock Option Plan(1)	1,143,406	$11.49	0
2003 Stock Award Plan (formerly known as Amended and Restated 1998 Stock Option Plan)	2,463,652	26.41	3,024,848
Directors Plan	311,000	22.62	543,000
Equity Compensation Plan Not Approved by Stockholders:
1994 Incentive Stock Option Plan(2)	190,600	8.61	0
Armkel, LLC Equity Appreciation Plan	(3)	(3)	(3)

(1)	Following the approval of the 1998 Stock Option Plan, the Company issued no further grants under the 1983 Stock Option Plan.

(2)	Following the approval of the 1998 Stock Option Plan, the Company issued no further grants under the 1994 Incentive Stock Option Plan.

(3)

Armkel grants Equity Appreciation Awards to senior management executives of Armkel under the Armkel Plan. The Equity Appreciation Award relates to Interests in Armkel and operates in a manner similar to a stock appreciation right. Upon the occurrence of a “Liquidation Event,” a holder is entitled to receive, for each vested Interest underlying the Equity Appreciation Award, an amount equal to the value of an Interest, as determined by the administering Armkel board committee (the “Committee”) on the date of the Liquidating Event, minus the deemed value on the date of the award, initially $15.82. Payment may be made in such form as selected by the Committee, including cash, and subject to the Company’s approval, discounted stock options or restricted stock awards with respect to Company’s Common Stock or other Company securities. If a Liquidation Event does not occur by September 29, 2008, then the Armkel Plan and all Equity Appreciation Awards then outstanding will automatically terminate and become void regardless of whether such awards have vested in whole or in part. Each of the following constitutes a Liquidation Event under the Armkel Plan: (i) the sale, disposition or transfer (a “Sale”) of Armkel membership interests, after which Kelso no longer holds any membership interests or (ii) a Sale to an unaffiliated third party of all or substantially all of Armkel’s assets. The total number of Armkel membership interests that may be subject to Equity Appreciation Awards under the Armkel Plan is 900,000. As of December 31, 2003, the Company had granted Equity Compensation Awards for an aggregate 819,264 membership units in Armkel. To date, the Company has not approved the issuance of any Company debt or equity to a holder of an Equity Appreciation Award. If the Board of Directors of Armkel (or a committee thereof that administers the Armkel Plan) elects to settle an Equity Appreciation Award through the grant of options to purchase Company Common Stock, and the Company approves such election, the award holder may receive a non-qualified stock option to purchase shares of Company Common

Stock under the Company’s 2003 Stock Award Plan to purchase that number of shares of Company Common Stock determined by dividing (x) the dollar amount of the Appreciation subject to settlement by (y) 75% of the fair market value of a share of Company Common Stock on the date of the option grant. The per share exercise price of any such option shall equal 25% of the fair market value of a share of Company Common Stock as of the date of the option grant. Any such options will have ten-year terms and will otherwise be subject to the Company’s 2003 Stock Award Plan. If the Armkel board committee thereof that administers the Armkel Plan elects to settle an Equity Appreciation Award through the grant of restricted Company Common Stock, and the Company approves such election, the award holder may receive restricted Company Common Stock having an aggregate fair market value(determined on the date of grant) equal to the Appreciation of the Equity Appreciation Award subject to settlement. Any options or restricted stock awards to acquire Company Common Stock shall vest and become exercisable on a cumulative basis, as follows: one-third on the tenth day after the Liquidation Event, and an additional one-third on each of the first and second anniversaries of the Liquidation Event, provided that the holder is employed by the Company on each such anniversary. The inclusion of the Armkel Plan in this table does not constitute an acknowledgement by the Company that Armkel is an affiliate or subsidiary of the Company.

Transactions With Management

Mr. Dwight C. Minton, Chairman Emeritus of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date, the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement shall continue for the life of Mr. Minton; during the term, Mr. Minton’s fee shall not be less than $100,000. Mr. Minton’s compensation under this arrangement for 2003 was $100,000. Each year, his compensation shall be subject to review and adjustment by the Board. For 2004, the Board determined that Mr. Minton’s compensation is $100,000. Mr. Minton also participates in the Compensation Plan for Directors and the Stock Option Plan for Directors. Under the Compensation Plan for Directors, Mr. Minton receives an annual retainer and meeting fees for each meeting he attends. Mr. Minton also receives stock options under the Stock Option Plan for Directors. In addition, the Company has agreed to continue Mr. Minton’s medical benefits and provide office space and administrative support during the term of the consulting arrangement. The Company has further agreed that outstanding stock options granted to Mr. Minton pursuant to the Company’s Stock Option Plans did not expire upon his termination of employment with the Company. Mr. Minton’s right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options. This right extends only to those options received prior to his retirement as an employee of the Company and will have no effect on options Mr. Minton will receive under the Stock Option Plan for Directors.

The Company has agreed that outstanding stock options granted to Mr. Robert A. Davies, III, Chairman of the Board and Chief Executive Officer, pursuant to the Company’s Stock Option Plans will not expire upon his termination of employment with the Company. Mr. Davies’ right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options.

Ratification of Accountants

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP as independent auditors for the Company to examine the Company’s consolidated financial statements for 2003, and requests that the stockholders ratify such appointment. In accordance with the Company’s past practice, this selection will be presented to the stockholders for ratification at the meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of the Company’s auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as auditors of the Company since 1969.

The Company has been informed that neither Deloitte & Touche LLP, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm’s employment as described above with the exception of non-audit related services (see page 15 for details). A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent auditors.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If, at any time, a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, or if a stockholder is receiving multiple copies of the proxy statement and wishes to receive only one, such stockholder should notify his/her broker if such shares are held in a brokerage account or the Company’s transfer agent, Computershare Investor Services LLC, 2 N. LaSalle St., Chicago, Illinois 60602, if such shares are registered.

COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1)

LINE GRAPH

The following line graph compares the yearly change in the cumulative total stockholder return on the Company Common Stock for the past five fiscal years with the cumulative total return of the S&P 500 Index and the Household Products Index described more fully below. The returns are indexed to a value of $100 at December 31, 1998. Dividend reinvestment has been assumed.

	Cumulative Total Return

	12/93	12/94	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03

Church & Dwight Co., Inc.	78.61	50.09	51.48	63.65	78.09	100.00	150.18	127.09	153.93	177.60	233.30

S&P 500 Index	37.95	37.36	50.11	60.26	78.95	100.00	121.04	110.02	96.95	75.52	97.18

Household Products	33.33	35.34	48.22	61.07	85.46	100.00	122.47	101.85	99.43	101.13	117.73

(1)	The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Procter & Gamble Company and Kimberly-Clark Corp.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company’s Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2003. To the Company’s knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 2003, except that each of Messrs. Beeby, Dixon, Leggett, Minton inadvertently filed one late report, with each report relating to a single transaction; each of Messrs. LeBlanc, McCabe, Staniar and Whitney inadvertently filed two late reports, with each report relating to a single transaction; each of Messrs. Leaman and Maypole inadvertently filed six late reports, with each report relating to a single transaction and Mr. Davies inadvertently filed one late report relating to two transactions. The Company has since instituted procedures to ensure more timely compliance in the future.

Other Business

The Company is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

Stockholders’ Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2005 annual meeting of stockholders concerning a proper subject for inclusion in the Proxy Statement for the 2005 annual meeting of stockholders and for consideration at such meeting will be considered for inclusion in such proxy statement and related proxy card if received no later than December 1, 2004, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary.

ANNUAL REPORT AND FORM 10-K

THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR 2003, INCLUDING FINANCIAL STATEMENTS, IS BEING FURNISHED, SIMULTANEOUSLY WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 12, 2004, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. A COPY OF THE COMPANY’S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, INCLUDING THE FINANCIAL STATEMENTS, BUT EXCLUDING THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS THERETO, WILL BE PROVIDED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO CHURCH & DWIGHT CO., INC., 469 NORTH HARRISON STREET, PRINCETON, NEW JERSEY, 08543-5297 ATTENTION: SECRETARY. THE FORM 10-K PROVIDED TO STOCKHOLDERS WILL INCLUDE A LIST OF EXHIBITS TO THE FORM 10-K. COPIES OF EXHIBITS WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND UPON PAYMENT OF REPRODUCTION AND MAILING EXPENSES.

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel and

Secretary

Princeton, New Jersey

April 1, 2004

APPENDIX A

CHURCH & DWIGHT CO., INC.

AMENDED AND RESTATED CHARTER

OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purposes:    The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Church & Dwight Co., Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

1.	To assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the performance of the Company’s internal audit function;

2.	To interact directly with and evaluate the performance of the independent accountants, including to determine whether to engage or dismiss the independent accountants and to monitor the independent accountants’ qualifications and independence; and

3.	To prepare the Committee report for inclusion in the Company’s proxy statement relating to the election of directors in accordance with applicable rules and regulations.

In carrying out its duties and responsibilities, the Committee is not responsible for planning or conducting audits, independently verifying management’s representations, or making determinations that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”) or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. The Company’s independent accountants are responsible for planning and conducting audits of the Company’s financial statements, and the Company’s management has the responsibility to determine that the Company’s financial statements are complete and accurate, prepared in accordance with GAAP and fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP.

Membership:    The Committee shall consist of not fewer than three nor more than five members of the Board, each of whom must be independent in accordance with the rules of the New York Stock Exchange. The Board shall appoint the Committee members and designate a Chairperson of the Committee. All members of the Committee must be financially literate, as determined by the Board in its business judgment, and at least one member shall have accounting or related financial management expertise. At least one member of the Committee shall be an “audit committee financial expert,” as defined by the Securities and Exchange Commission. If a member of the Committee serves on more than three audit committees (including the Committee) of public companies, the Board must determine that the ability of the member to serve effectively on the Committee will not be impaired. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office. No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company, except for fees for services as a director and member of any Board committee.

Meetings and Procedures:    The Committee shall hold no less than four regularly scheduled meetings each year, and such other meetings from time to time as the Committee may deem necessary or appropriate. A majority of the Committee members shall be present to constitute a quorum of the Committee. Where a quorum is present, a majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Chairperson of the Committee or a majority of Committee members may call a special meeting of the Committee. The Committee shall meet separately, periodically, with the independent accountants, internal auditors, and the Company’s management. The Committee will maintain minutes of meetings and report regularly to the Board of Directors on the Committee’s activities.

The Committee may delegate specific tasks to its Chairperson or a sub-committee of Committee members, provided that no such delegation shall be permitted if the authority is required by law, rule, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall have the authority to retain, at the Company’s expense, legal, accounting or other experts that the Committee deems necessary in the performance of its duties.

Duties and Responsibilities: The Committee is expected to carry out the following duties and responsibilities:

Independent Accountants

1.	Exercise sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the activities of the Company’s independent accountants. The independent accountants will report directly to the Committee. The Committee shall encourage free and open communication with the independent accountants.

2.	Review and approve in advance the retention of the independent accountants for the performance of all audit and lawfully permitted non-audit services and the fees for such services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

3.	Obtain and review, at least annually, a report by the independent accountants describing (i) the firm’s internal quality-control procedures; (ii) any material issues raised by its most-recent internal quality-control review, or review performed by the Public Company Accounting Oversight Board, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Company in order to assess the accountants’ independence. The Committee will seek such additional information from the independent accountants as it deems appropriate to assess the experience and qualifications of the senior members of the independent accountant’s audit team.

4.	Review with representatives of the independent accountants:

(i)	The plan for and scope of its annual audit of the Company’s financial statements;

(ii)	The results of the annual audit, including any audit problems or difficulties encountered during the course of the audit and any restrictions on the scope of work or access to required information, and management’s response to same;

(iii)	Significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent accountants, significant deficiencies or material weaknesses in internal controls and any other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences; and

(iv)	Any accounting or auditing issues on which the independent accountant formally consulted its national office.

(v)	Other applicable matters required to be discussed by auditing standards, including Statement on Auditing Standards No. 61 relating to the conduct of the audit.

5.	Evaluate annually the performance and independence of the independent accountants. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the Internal Audit Director.

6.	Ensure regular rotation of the independent accountant’s partners as required by law.

Financial Reporting

7.	Review and discuss with management and the independent accountants the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s Form 10-Qs, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures to be included in SEC filings prior to their release. These discussions shall address (i) the independent accountants’ judgment about the quality of the Company’s accounting principles and integrity of its financial reporting process, including the adequacy of internal controls; (ii) significant accounting principles or policies; (iii) significant financial reporting issues and judgments, including unusual transactions, (iv) review of critical accounting estimates and differences with management (even if resolved to the satisfaction of the independent accountants) on the application of accounting policies; and (v) such other inquiries as may be appropriate. The Committee shall make a recommendation to the Board as to whether the audited financial statements be included in the Company’s annual report on Form 10-K.

8.	Consider the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements.

9.	Review and discuss earnings press releases. Consult with management generally concerning the types of financial information and manner of earnings guidance provided to analysts and rating agencies. The Chairman of the Committee may represent the entire Committee in discussions of earnings releases and any earnings guidance.

10.	Prepare the Committee report for inclusion in the Company’s proxy statement relating to the election of directors in accordance with applicable rules and regulations.

Risks and Control Environment

11.	Discuss risk assessment and risk management policies and major risk exposures with the Company’s management, internal auditors and independent accountants.

12.	Ensure that the Company adopts and reviews periodically policies and procedures regarding business conduct and ethics and have sole authority to grant waivers of such policies and procedures to the Company’s directors and executive officers.

13.	Ensure there is a review of compliance by Company executive officers with the Company’s policies regarding travel and entertainment expenditures.

14.	Oversee the Company’s disclosure controls and procedures, including applicable internal controls and procedures for financial reporting, and internal controls relating to the authorization of transactions and the safeguarding and controls of assets.

15.	Determine and review the status of the Company’s compliance with the internal control provisions of Section 404 of the Sarbanes Oxley Act.

Internal Audit Function

16.	Review the activities, organizational structure and qualifications of the internal audit department.

17.	Discuss the responsibilities, budget, and staffing of the internal audit function with the independent accountants.

18.	Review the qualifications, appointment and any replacement of the Internal Audit Director.

19.	Review significant reports prepared by the internal auditors and discuss the results with the internal auditors.

Other Matters

20.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and confidential, anonymous submissions by Company employees with regard to concerns regarding questionable accounting or auditing matters.

21.	Establish procedures for the approval of all related-party transactions involving executive officers and directors.

22.	Set clear hiring policies for employees or former employees of the independent accountants.

23.	Review and assess the Committee’s charter at least annually and recommend to the Board, as appropriate, amendments to the charter.

24.	Regularly report to the Board.

25.	Undertake an annual self-assessment of Committee performance.

AMENDED MARCH 12, 2004

AMENDED AND RESTATED CHARTER

OF THE

COMPENSATION & ORGANIZATION COMMITTEE

OF THE BOARD OF DIRECTORS

Purposes:    The Compensation and Organization Committee (the “Committee”) of the Board of Directors (the “Board”) of Church & Dwight Co., Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

1.	To adopt and implement an effective total compensation program that supports the achievement of the overall goals of the Company by attracting, retaining and motivating talented executive management; and

2.	To produce the annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with the applicable rules and regulations.

Membership:    The Committee shall consist of three or more members appointed by the Board, and shall be composed entirely of “independent directors”. For purposes of this Charter, a director shall be deemed “independent” if he or she qualifies both as (1) independent in accordance with the rules of the New York Stock Exchange; and (2) an “outside director” in accordance with Section 162(m) of the Internal Revenue Code. The Chairperson of the Committee shall be appointed by the Board. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Meetings and Procedures:    The Committee shall hold no less than four regularly scheduled meetings each year, and such other meetings from time to time as the Committee may deem necessary or appropriate. A majority of the Committee members shall be present to constitute a quorum of the Committee. Where a quorum is present, a majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Chairperson of the Committee or a majority of Committee members may call a special meeting of the Committee. The Committee will maintain minutes of meetings and report regularly to the Board of Directors on the Committee’s activities.

The Committee may delegate specific tasks to its Chairperson or a sub-committee consisting of at least two Committee members, provided that no such delegation shall be permitted if the authority is required by law, rule, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall have the authority, at the Company’s expense, to retain and terminate compensation consultants, legal, accounting or other experts that the Committee deems necessary in the performance of its duties, including sole authority to approve the fees and other retention terms of any such advisors.

Duties and Responsibilities:    The Committee is expected to carry out the following duties and responsibilities:

1.	Oversee the design of executive compensation programs giving full consideration to all human resources, accounting, tax, securities law, and regulatory requirements.

2.	Administer and make recommendations to the Board regarding the Company’s incentive compensation and stock option plans. Appoint the members of and monitor the Retirement and Administrative Committee, which generally supervises the Company’s employee pension and other benefit plans. The Committee shall consult generally with management on matters concerning executive compensation and on retirement, savings and welfare benefit plans, including where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans.

3.

Recommend the specific salary, supplemental compensation, bonuses and stock awards for the Chief Executive Officer for approval by majority vote of the independent directors of the full Board then in office. The Committee shall review and approve corporate goals and objectives as they relate to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and establish the CEO’s compensation level based on this evaluation. In determining the long-term incentive compensation for the Chief Executive Officer, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Chief Executive Officer in past years.

4.	Oversee the internal human resources department with respect to development of the executive management organizational structure.

5.	Recommend the specific salaries, supplemental compensation, bonuses and stock awards for each of the elected Vice Presidents of the Company for approval by the Board. The Committee shall review and approve corporate goals and objectives as they relate to the compensation of these executive officers of the Company. The Committee shall confer with the Chief Executive Officer concerning the performance and compensation of these executive officers of the Company.

6.	Make recommendations to the Board regarding the selection, retention and dismissal of the executive officers of the Company, and shall advise the Board with respect to the terms of any agreements with such officers.

7.	Participate in the deliberations of the Governance and Nominating Committee with respect to succession planning for the Chief Executive Officer of the Company.

8.	Review annually the compensation of the Company’s independent directors and any other non-employee directors and the principles upon which such compensation is determined. In this regard, Company management should report annually as to how the Company’s director compensation practices compare with those of other similarly situated public corporations.

9.	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

10.	Report regularly to the Board of Directors. The Committee shall encourage free and open communication with the Board, any professional advisors it retains, the internal human resources professionals of the Company and the Chief Executive Officer, and other key officers as may be necessary in the normal course of business.

11.	Review the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

12.	Assess, at least once a year, its own performance and deliver a report to the Board setting forth the results of the evaluation.

AMENDED MARCH 12, 2004

AMENDED AND RESTATED CHARTER

OF THE

GOVERNANCE & NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

Purposes:    The Governance & Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Church & Dwight Co., Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

1.	To aid in the governance of the Company.

2.	To identify individuals qualified to serve as members of the Board and recommend to the Board the director nominees for the next annual meeting of shareholders.

3.	To plan for the succession of the Chief Executive Officer.

4.	To develop and recommend to the Board sound corporate governance principles; and

5.	To oversee the evaluation of the Board and management.

Membership:    The Committee shall consist of three or more members appointed by the Board, each of whom must be independent in accordance with the rules of the New York Stock Exchange. The Board shall designate the member who shall serve as the Chairperson of the Committee. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Meetings and Procedures:    The Committee shall hold no less than two regularly scheduled meetings each year, and such other meetings from time to time as the Committee may deem necessary or appropriate. A majority of the Committee members shall be present to constitute a quorum of the Committee. Where a quorum is present, a majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Chairperson of the Committee or a majority of Committee members may call a special meeting of the Committee. The Committee will maintain minutes of meetings and report regularly to the Board of Directors on the Committee’s activities.

The Committee may delegate specific tasks to its Chairperson or a sub-committee consisting of at least two Committee members, provided that no such delegation shall be permitted if the authority is required by law, rule, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall have the authority at the Company’s expense to retain and to terminate executive search firms, legal, accounting or other experts that the Committee deems necessary in the performance of its duties, including sole authority to approve the fees and other retention terms of any such advisors.

Duties and Responsibilities:    The Committee is expected to carry out the following duties and responsibilities:

1.	Establish criteria for the selection of new directors to serve on the Board.

2.	Identify individuals qualified to become Board members and recommend to the Board nominees for the class of directors to be elected at the next annual meeting of shareholders and where applicable, to fill vacancies. The Committee shall recommend prospective directors as required to provide an appropriate balance of knowledge, experience and capability on the Board, reflecting the Board’s criteria for selecting new directors. The Committee shall also evaluate and recommend to the Board those directors to be appointed to the various Board committees, including the periodic rotation of directors among the committees and persons recommended to serve as chairperson of each committee. The Committee shall establish director orientation and continuing education programs.

3.	Consider questions of independence and possible conflicts of interest of members of the Board and executive officers.

4.	Prepare and recommend to the Board a plan of succession for the Chief Executive Officer and for such other executive officers of the Company as the Board may direct. In its deliberations concerning succession of the Chief Executive Officer, the Committee shall include the members of the Compensation and Organization Committee.

5.	Take a leadership role in shaping the governance of the Company. It shall develop and recommend to the Board, and periodically review, a written set of corporate governance principles applicable to the Company that are consistent with applicable legal and New York Stock Exchange requirements. The Committee shall make recommendations to the Board regarding corporate governance matters and practices including the effectiveness of the Board, its committees and individual directors. The Committee shall also consider matters relating to the retirement of directors, including term limits or age limitations.

6.	Oversee periodic evaluations of the Board and management, including an annual evaluation of the performance of the Board and its committees. In evaluating the Board, the Committee shall consider the size and composition of the Board in light of the operating requirements of the Company and other relevant factors.

7.	Regularly report to the Board of Directors. The Committee shall encourage free and open communication with the Board, any professional advisors it retains, the Chief Executive Officer, and other key officers as may be necessary in the normal course of business.

8.	Review the adequacy of this charter annually and recommend to the Board, as appropriate, any amendments to the charter.

9.	At least once a year the Committee shall assess its own performance and deliver a report to the Board setting forth the results of the evaluation.

AMENDED MARCH 12, 2004

CHURCH & DWIGHT CO., INC.

ANNUAL MEETING OF STOCKHOLDERS—MAY 6, 2004

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned, having received the Notice of Annual Meeting and Proxy Statement, dated April 1, 2004, Form 10-K, and 2003 Annual Report of Church & Dwight Co., Inc., hereby appoints ROSINA B. DIXON, JOHN D. LEGGETT, III and DWIGHT C. MINTON, and each of them, proxies, each with full power of substitution, to vote, as designated on this proxy card, all shares of stock which the Undersigned is entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 6th day of May, 2004 at the HYATT REGENCY PRINCETON 102 Carnegie Center, Route 1 North, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on this proxy card, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Annual Meeting and Proxy Statement:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors.

Nominees:
FOR all nominees at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right	Robert H. Beeby J. Richard Leaman, Jr. Dwight C. Minton John O. Whitney
[ ]	[ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.

2. Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company’s 2004 financial statements.

FOR [    ]                 AGAINST [    ]                 ABSTAIN [    ]

3. Transaction of such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2.

(continued on reverse side)

I PLAN TO ATTEND MEETING             ☐

Your vote is important. Remember, Internet and telephone voting are available.

Dated                                                                           , 2004

Signature

Signature

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PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.